Exhibit 21

Subsidiaries of the Company

	Jurisdiction of	Percentage Owned
Subsidiaries	Incorporation	By Registrant

DCA Medical Services, Inc.(1)	Florida	100%
DCA of Adel, LLC	Georgia	100%
DCA of Calhoun, LLC(2)	Georgia	100%
DCA of Central Valdosta, LLC	Georgia	100%
DCA of Fitzgerald, LLC	Georgia	100%
DCA of Hawkinsville, LLC(1)	Georgia	100%
DCA of Royston, LLC	Georgia	100%
DCA of So. Ga., LLC	Georgia	100%
DCA of Chesapeake(3)	Maryland	80%
DCA of Chevy Chase, LLC	Maryland	80%
DCA of North Baltimore(3)	Maryland	80%
DCA of West Baltimore, LLC	Maryland	60%
DCA of Rockville, LLC	Maryland	100%
DCA of Manahawkin, Inc.	New Jersey	80%
DCA of Vineland, LLC	New Jersey	51%
DCA of Cincinnati, LLC	Ohio	60%
DCA of Norwood, LLC(3)	Ohio	100%
DCA of Carlisle, Inc.	Pennsylvania	80%
DCA of Chambersburg, Inc.	Pennsylvania	80%
DCA of Lemoyne, Inc.	Pennsylvania	100%
DCA of Mechanicsburg, LLC	Pennsylvania	100%
DCA of Pottstown, LLC	Pennsylvania	80%
DCA of Wellsboro, Inc.	Pennsylvania	100%
DCA of York, LLC(2)	Pennsylvania	60%
Keystone Kidney Care, Inc.(4)	Pennsylvania	100%
DCA of Aiken, LLC	South Carolina	100%
DCA of Aiken II, LLC(2)	South Carolina	100%
DCA of Barnwell, LLC(2)	South Carolina	100%
DCA of Edgefield, LLC	South Carolina	100%
DCA of Ashland, LLC	Virginia	80%
DCA of Kilmarnock, LLC(3)	Virginia	80%
DCA of Warsaw, LLC	Virginia	100%

(1) Inactive
(2) Under development
(3) Operations acquired February 2006
(4) Two facilities d/b/a DCA of Huntingdon and DCA of Bedford